EXHIBIT 10.19

WISDOMTREE ASSET MANAGEMENT, INC.

245 Park Avenue, 35th Floor

New York, New York 10167

November 27, 2017

R. Jarrett Lilien

Dear Jarrett:

This letter agreement (“letter”) confirms your formal offer of employment by WisdomTree Asset Management, Inc. (“WTAM”) to serve in the executive capacity set forth on Appendix A annexed hereto (“Appendix A”), and in the executive capacity set forth on Appendix A of its sole stockholder, WisdomTree Investments, Inc. (“WTI”), subject to the terms herein. WTAM serves as the investment advisor for the exchange traded funds issued by the WisdomTree Trust (“WTT”). As used in this letter, “Company” refers to, as the context requires, either (i) WTAM, WTI, WTT and the subsidiaries of WTAM or WTI collectively, or (ii) any one or more of such entities.

The terms of your employment will be as follows:

1. Salary. Your Base Salary will be paid at the rate per annum set forth on Appendix A commencing as of the date your employment commences, subject to such increases as may be determined from time to time by the Board of Directors of WTI (the “WTI Board”) (or the Compensation Committee thereof (the “WTI Compensation Committee”)) in its sole discretion. Your Base Salary will be paid in accordance with WTAM’s normal payroll policies in effect from time to time. Your Base Salary shall not be reduced during your employment by the Company unless pursuant to an equivalent reduction in the Base Salary for all executive officers of the Company and, in any event, by not more than 25%.

2. Incentive Compensation.

(a) You will be entitled to a one-time Sign-On Bonus of $550,000, payable in cash not later than February 15, 2018, provided, however, that you will not be eligible to receive this Sign-On Bonus if: (i) you are not actively employed by the Company on the date such bonus is to be paid; (ii) you have given notice of termination of your employment to the Company on or before the date such bonus is paid; or (iii) you have been given notice of termination by the Company on or before the date such bonus is paid.

(b) You shall be eligible to receive such incentive compensation as may be determined by the WTI Board or the WTI Compensation Committee from time to time. Except as otherwise provided herein, you must be employed by the Company on the day incentive compensation is paid to earn any part of that incentive compensation.

3. Restricted Stock.

(a) You will be entitled to a restricted stock grant of 250,000 shares of WTI’s common stock (“Restricted Stock”) under WTI’s 2016 Equity Plan effective on the date you have formally resigned from the Board of Directors of WTI (“Grant Date”). The shares of Restricted Stock will vest in three equal annual installments commencing on the first anniversary of the Grant Date and shall be subject to the terms of the WTI’s standard form of Restricted Stock Agreement for Executive Officers to be entered into on or about the Grant Date, provided however, notwithstanding anything to the contrary in the Restricted Stock Agreement, (i) for purposes of the Restricted Stock Agreement, Change of Control henceforth shall have the meaning as set forth below; (ii) in the event of an Involuntary Termination (as defined below) of your employment, (I) you shall be entitled to accelerated vesting only with respect to the shares of Restricted Stock, if any, that would have vested during the Post-Employment Period, (II) vesting shall otherwise cease as of the Date of Termination, but your non-vested shares of Restricted Stock will not be forfeited until the last day of the Post-Employment Period, and (III) if a Change of Control occurs during the Post-Employment Period, you shall be entitled to the same vesting with respect to the shares of Restricted Stock as you would have if you had been employed on the date of the Change of Control.

(b) You and the Company agree that the arbitration provisions set forth in Appendix B to this letter shall supersede and shall govern any arbitration proceeding between you and the Company set forth in any Restricted Stock Agreements between you and WTI.

(c) The provisions of this Paragraph 3 shall be deemed to amend the Restricted Stock Agreement. The Company and WTI each agree that all future grants to you of stock options, restricted stock and restricted stock units with respect to WTI common stock shall provide for (i) a definition of Change of Control consistent with this letter and acceleration of time-based vesting and continuance of the time-based stock options, restricted stock awards and restricted stock unit awards beyond termination of employment in the same manner as provided in this Paragraph 3 and (ii) arbitration provisions consistent with the provisions of Appendix B to this letter.

4. Protection of Confidential Information and Intellectual Property.

(a) You agree that your services hereunder are of a special, unique and extraordinary character, and that your position with the Company places you in a position of confidence and trust. You further acknowledge that in the course of rendering services to the Company you have obtained and will obtain knowledge of confidential information and trade secrets of the Company. Accordingly, you agree that during the Restricted Period (defined below) with respect to the clause (i) below, for a period of six years with respect to clause (ii) below, and at all times both during and after your employment with respect to clause (iii) below, you shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise:

(i) solicit, entice, or attempt to persuade any officer, director, employee, or agent of the Company to become an officer, director, employee, or agent or perform services in any other capacity on behalf of you or any other person or entity,

(ii) engage or participate in any business conducted under any name that will be the same as or similar to the names of the Company or any trade names used by the Company, or

(iii) disparage the reputation of the Company or the respective directors, trustees, officers or employees of the Company, or the product and service offerings of the Company, including, without limitation, through written or spoken communication relating to the Company, its personnel or its products and services.

For purposes of this letter, the “Restricted Period” shall mean during your employment by WTAM and for a one-year period thereafter.

(b) For three months following the Date of Termination in the event of either (i) an Involuntary Termination (as defined below), or (ii) if the Company makes a Three-Month Restrictive Covenant Election under Paragraph 8, you shall not directly or indirectly engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender, or in any other manner or capacity) (collectively, “Participate”) in the affairs of any ETF Sponsor (as defined below), unless (A) the ETF Sponsor also engages in activities other than as an ETF Sponsor, (B) you do not occupy a corporate executive position with the ETF Sponsor, which position provides oversight of or support to its activities as an ETF Sponsor, and (C) you do not Participate in the ETF-related activities of the ETF Sponsor (this Paragraph 4(b), the “Three-Month Restrictive Covenant”).

(c) For twelve months following the date of your Post-Change of Control Termination (as defined below), you shall not directly or indirectly Participate in the affairs of any Competing ETF Sponsor (as defined below), unless (A) the Competing ETF Sponsor also engages in activities other than as an ETF Sponsor, (B) you do not occupy a corporate executive position with the Competing ETF Sponsor, which position provides oversight of or support to its activities as an ETF Sponsor, and (C) you do not Participate in the ETF-related activities of the Competing ETF Sponsor (this Paragraph 4(c), the “Twelve-Month Restrictive Covenant”).

(d) To the extent you are an attorney admitted to practice in the State of New York, the restrictions set forth in Paragraphs 4(a)(ii), 4(b) and (c) shall be binding on you only to the extent permissible under Rule 5.6 of the New York Rules of Professional Conduct. By way of explanation, if you are an attorney admitted to practice in the State of New York the restrictions contained in the aforementioned paragraphs shall be enforceable to the extent they seek to prohibit you from Participating in the affairs of an ETF Sponsor or a Competing ETF Sponsor in a position that is non-legal in nature and does not require admittance to practice law as a pre-requisite to holding such position.

(e)

(i) An “ETF” means:

(A) Any open-end management investment company or unit investment trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that issues and redeems any series of redeemable securities in compliance with the conditions of an exemptive order or regulation issued or promulgated by the U.S. Securities and Exchange Commission (the “SEC”) permitting, among other things, (I) the shares to be issued and redeemed only in large aggregations (“Creation Units”), and (II) secondary market transactions in the shares to occur at negotiated prices on national securities exchanges, as defined in Section 2(a)(26) of the 1940 Act (an “Exchange”), and lists such redeemable securities for trading on an Exchange; and

(B) Any exchange traded product, such as a grantor trust or other entity registered under the Securities Act of 1933, as amended (the “1933 Act”) that (I) is not registered as an investment company under the 1940 Act, (II) is typically treated as a pass through entity under the Internal Revenue Code of 1986, as amended (the “Code”), (III) issues and redeems a series of redeemable securities in large aggregations, and (IV) whose redeemable securities are listed for trading on one or more Exchanges and trade through secondary market transactions at negotiated prices on such Exchanges; or any exchange traded note (“ETN”) registered under the 1933 Act that (x) provides for payments based on the performance of an index or pool of assets, (y) trades through secondary market transactions at negotiated prices on one or more Exchanges, and (z) is listed for trading on one or more Exchanges.

(ii) A “Competing ETF Sponsor” means an ETF Sponsor that is one of the top ten ETF Sponsors in the United States based upon the AUM of its United States-listed ETFs, as of the end of the fiscal quarter immediately preceding the Date of Termination.

(iii) “AUM” means assets under management of an ETF Sponsor as calculated and reported by Bloomberg or its successor, or if not so reported, then calculated by reference to shares outstanding and net asset value of its ETFs as reported by a Bloomberg terminal.

(iv) An “ETF Sponsor” is an entity that is, or as a result of your engagement or participation would become, a sponsor of an ETF or the investment advisor or investment manager to an ETF.

(f) Your ownership, in the aggregate, of less than 1% of the outstanding shares of capital stock of any corporation with revenues in excess of $100,000,000 and one or more classes of its capital stock listed on and Exchange shall not constitute a violation of the restrictions contained in clauses (b) or (c) above.

(g) You also agree that during your employment and at any other time thereafter you will not divulge, furnish, or make accessible to anyone (other than during your employment in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, models, research procedures or modalities, inventions, discoveries, improvements, formulae, plans, material, devices, ideas, or other know-how, whether intellectual property or not, with respect to any confidential or secret engineering, development, or research work or with respect to any other confidential or secret aspects of the business of the Company (including, without limitation, the methodology of the market indices developed by the Company and the terms of business arrangements with service providers to the Company. You further agree that during your employment and at any other time thereafter, you will not make use of, nor permit to be used, any confidential notes, memoranda, specifications, programs, data, information or other materials of any nature whether oral or written relating to any matter within the scope of the business of the Company or concerning any of its respective dealings or affairs otherwise than for the benefit of the Company, it being agreed that any of the foregoing will be and remain the sole and exclusive property of the Company and that immediately upon the termination of your employment, you will deliver any or all copies of the foregoing to the Company.

(h) During your employment, you will disclose to the Company all market indices, research procedures, models, ideas, marketing concepts, slogans, advertising campaigns, characters, proposals and plans invented or developed by you which relate directly or indirectly to the business of the Company or arise out of your employment with WTAM or your service as an officer of the other entities comprising the Company or the use of the Company’s property or resources including, without limitation, any market indices, research procedures, models, ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected (collectively, “Intellectual Property”). It is understood and agreed that Intellectual Property does not include ideas, proposals or plans of a legal nature that are commonly known among experienced attorneys counseling companies in the exchange traded funds industry. You agree that all such Intellectual Property will be the sole property of the Company. You expressly understand and agree that any and all Intellectual Property constitutes a “work for hire” under the U.S. Copyright Law. In the event any Intellectual Property is not regarded as a “work for hire,” you hereby assign to the Company the sole and exclusive right to Intellectual Property. You agree that you will promptly disclose to the Company any and all Intellectual Property, and that, upon request of the Company, you will execute and deliver any and all documents or instruments and take any other action which the Company will deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in the Intellectual Property. Upon disclosure of any Intellectual Property to the Company, during your employment and at any time thereafter, you will, at the request and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) trademarks, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such trademarks, copyrights, patents or other analogous protection. In the event the you do not, within five days after delivery to you, execute and deliver such documents reasonably necessary to vest in the Company all right, title and interest in such Intellectual Property, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of trademarks, copyright or other analogous protection thereon with the same legal force and effect as if executed by you. The obligations of this Paragraph will continue after the termination of your employment with respect to such Intellectual Property conceived of or developed by you while employed by WTAM. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or the costs incurred by you for any assistance rendered to the Company pursuant to this Paragraph 4.

(i) If you commit a material breach, or if there are facts that indicate that you intend or are about to commit a material breach, of any of the provisions of Paragraph 4, the Company will have all legal and equitable rights available to it, including, without limitation, the right and remedy:

(i) to have the provisions of this letter specifically enforced by any court having equity jurisdiction, including, but not limited to, granting the Company an injunction against the you, it being acknowledged and agreed by you that the services being rendered hereunder to the Company are of a special, unique, and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) (x) to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or benefits (collectively “Benefits”) derived or received by you as the result of any transactions constituting a breach of any of the provisions of Paragraph 4 and you hereby agree to account for and pay over such Benefits to the Company, and (y) to cease any severance payments that would otherwise be payable to you.

If the Company shall initiate any legal proceeding to enforce the rights granted to it pursuant to this Paragraph 4(i), the substantially prevailing party in such a proceeding shall be entitled to recover from the non-prevailing party all of its costs of enforcement or defense (as the case may be), including reasonable attorney’s fees and expenses.

If you commit a material breach of any of your obligations under Paragraph 4, the time period for which the obligation at issue shall run shall be tolled during the time such material breach is ongoing until the first date on which the Employee ceases to be in material breach of such obligation.

Each of the rights and remedies enumerated in this Paragraph will be independent of the other, and will be severally enforceable, and such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company, WTI and/or WTT under law or equity. If any provision of Paragraph 4 is held to be unenforceable because of the scope, duration, or area of its applicability, the tribunal making such determination will have the power to modify such scope, duration, or area, or all of them, and such provision or provisions will then be applicable in such modified form.

(j) Nothing in this letter shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that you may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Lastly, notwithstanding anything herein to the contrary, nothing in this letter shall limit or restrict your right to initiate a legal proceeding in a court of law or equity to seek indemnification from the Company pursuant to your Indemnification Agreement with WTI dated as of the date set forth on Appendix A and your right to have WTI reimburse you for your expenses, including reasonable attorney’s fees, in connection with enforcing your claim for indemnification thereunder.

5. Representations and Indemnification. You represent and warrant to the Company that you have the right to be employed by the Company and you are not subject to any contract, commitment, agreement, arrangement or restriction of any kind which might prevent you from performing your duties and obligations hereunder.

You agree to indemnify the Company against any loss, liability, claim, damage and expense (including but not limited to reasonable attorney’s fees) to which the Company may be subject in any action brought by a third party arising out of or relating to a breach or alleged breach by you of any of your representations or warranties set forth above.

6. Termination Generally. If your employment with WTAM is terminated for any reason other than death, Disability (as defined below) or for Cause (as defined below), each of WTAM and you agree to discuss and in good faith seek to agree on the substance and wording of any internal and external communications regarding the circumstances of your termination.

If your employment with WTAM is terminated for any reason (including without limitation death or Disability (as defined below)), WTAM shall pay or provide you (or to your authorized representative or estate), on or before the time required by law but in any event (i) within ten (10) business days following termination with respect to the amount set forth in clause (a) below, (ii) upon payment of the annual incentive compensation for the Prior Year to WTAM’s other senior executives with respect to the amount set forth in clause (b) below, provided, however, that you shall not receive any payment pursuant to clause (b) below if (I) you resign your employment without Good Reason, (II) your employment is terminated by WTAM for Cause, or (III) you received payment, prior to the Date of Termination, of your incentive compensation for the year (the “Prior Year”) immediately preceding the year in which the Date of Termination occurred (the “Termination Year”); and (iii) promptly after submission of a request for reimbursement, with appropriate documentation in accordance with WTAM’s policies and procedures then in effect, with respect to the amount set forth in clause (c) below:

(a) all accrued but unpaid Base Salary through the Date of Termination,

(b) the “Prior Year Cash Incentive Compensation”, which shall be the lesser of (i) the product of: (A) the WTI Compensation Committee’s aggregate percentage funding of the Company’s budgeted incentive compensation pool for the Prior Year, multiplied by (B) 50% of your Target Incentive Compensation (as defined below) for the Prior Year, or (ii) the maximum incentive amount to which you are entitled to under the WisdomTree 2014 Incentive Compensation Plan established pursuant to Code Section 162(m) or similar Section 162(m) program established by the Compensation Committee for the Prior Year (i.e., the “umbrella plan”) based on achievement of the relevant pre-established goal(s) for the Prior Year (for the avoidance of doubt, the exercise of any negative discretion permitted thereunder shall be disregarded for this purpose). If you were not employed by the Company for the entirety of the Prior Year, the foregoing amount shall be multiplied by the fraction obtained by dividing the number of days you were employed by the Company during the Prior Year by 365.

(c) reimbursement for reasonable business expenses incurred by you in performing the services hereunder prior to the Date of Termination, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers (the “Reimbursement”).

Your “Target Incentive Compensation” for a fiscal year shall be the average of your actual incentive compensation (including both cash and the fair value of equity awards at the time of grant; for avoidance of doubt, the fair value of a restricted stock award or a restricted stock unit award that vests over time conditioned solely on continued employment, shall be determined based on the closing price of a share of underlying stock on the date of grant multiplied by the number of shares subject to the award) (x) for the three most recent full fiscal years for which you have been paid incentive compensation or (y) for such lesser number of full or partial fiscal years for which you have been paid incentive compensation (with any partial fiscal year weighted proportionally less than any full fiscal year in determining your average incentive compensation; and in the event you never have been paid any incentive compensation for a full or partial fiscal year, your Target Incentive Compensation shall be the target annual incentive compensation for the Prior Year as may be set forth in your Employment Agreement, or if no such amount is set forth therein, 100% of your annual Base Salary).

If you initiate or otherwise participate in any arbitration proceeding against the Company to enforce the rights and entitlements granted to you pursuant to this Paragraph 6 and you substantially prevail in such a proceeding, you shall be entitled to recover from the Company all of your costs of enforcement, including reasonable attorney’s fees and expenses.

7. Involuntary Termination. Upon your Involuntary Termination and provided you (i) enter into, do not revoke, and comply with a fully effective Release Agreement materially in the form attached as Exhibit A hereto (the “Release”) and (ii) comply with the Three-Month Restrictive Covenant, WTAM will pay, in the manner set forth below, as severance to you (or in the case of your subsequent death, the legal representative of your estate or such other person or persons as you shall have designated by written notice to WTAM), an amount equal to sum of:

(a) the annual Base Salary set forth in Paragraph 1 (the “Annual Base Salary”);

(b) the “Termination Year Cash Incentive Compensation”, which shall be the lesser of (i) the product of: (A) the WTI Compensation Committee’s aggregate percentage funding of the Company’s budgeted incentive compensation pool for the Termination Year, multiplied by (B) 50% of your Target Incentive Compensation for the Termination Year, or (ii) the maximum incentive amount to which you are entitled to under the WisdomTree 2014 Incentive Compensation Plan established pursuant to Code Section 162(m) or similar Section 162(m) program established by the Compensation Committee for the Termination Year (i.e., the “umbrella plan”) based on achievement of the relevant pre-established goal(s) for the Termination Year (for the avoidance of doubt, the exercise of any negative discretion permitted thereunder shall be disregarded for this purpose). If you were not employed by the Company for the entirety of the Termination Year, the foregoing amount shall be multiplied by the fraction obtained by dividing the number of days you were employed by the Company during the Termination Year by 365; and

(c) an amount that equals 50% of your Target Incentive Compensation for the Termination Year (the “Average Cash Incentive Compensation”).

In addition, if you elect COBRA insurance coverage, WTAM directly will pay to you on a monthly basis 100% of the amount of such premiums (the “COBRA Premiums”) for such insurance for twelve months following the Date of Termination, provided that WTAM’s payment obligation shall cease upon the expiration of your rights under COBRA or if you became reemployed and eligible for group health benefits.

The Termination Year Cash Incentive Compensation shall be paid when WTAM pays to non-terminated senior executives their year-end incentive compensation for the Termination Year, but in no event later than March 15 of the calendar year following your Date of Termination. The

Annual Base Salary and Average Cash Incentive Compensation shall be paid out in substantially equal bi-monthly or semi-weekly installments in accordance with WTAM’s payroll practice over twelve months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, those amounts shall begin to be paid in the second calendar year. Notwithstanding the foregoing, if you breach any of the provisions contained in Paragraph 4, all payments under this Paragraph 7 shall immediately cease, but you shall be entitled to retain any payments made to you prior to any breach by you of the provisions of Paragraph 4.

If you initiate or otherwise participate in any arbitration proceeding against the Company to enforce the rights and entitlements granted to you pursuant to this Paragraph 7 and you substantially prevail in such a proceeding, you shall be entitled to recover from the Company all of your costs of enforcement, including reasonable attorney’s fees and expenses.

8. Voluntary Resignation Without Good Reason or Termination for Cause. If you resign your employment without Good Reason, you shall provide the Company with at least ten (10) business days’ written notice before the effective Date of Termination (the “Notice Period”). At any time during the Notice Period, or in the event the Company terminates your employment for Cause, the Company may (but shall not be obligated to) elect to invoke the Three-Month Restrictive Covenant by providing you with written notice of its election (the “Three-Month Restrictive Covenant Election”), via electronic mail, facsimile, overnight mail or in person. If the Company makes the Three-Month Restrictive Covenant Election, then you shall be subject to the Three-Month Restrictive Covenant for three months following the Date of Termination. In the event the Company provides you with a timely Three-Month Restrictive Covenant Election following your resignation without Good Reason or the termination of your employment by the Company for Cause, then provided you (I) enter into, do not revoke, and comply with the Release and (II) comply with the Three-Month Restrictive Covenant, WTAM will pay you the sum of:

(a) 25% of the Annual Base Salary;

(b) an amount that equals 12.5% of your Target Incentive Compensation for the Termination Year; and

(c) an amount that equals 25% of the value (determined based on the closing price of a share of the underlying stock on the Date of Termination multiplied by the number of shares subject to the award) of any equity awards that would have vested in the one year following the Date of Termination if no termination had occurred (assuming for the purpose of this calculation that during such one year no event (such as a Change of Control) would occur that would provide for the acceleration of vesting under any such equity award).

This amount shall be paid out in substantially equal bi-monthly or semi-weekly installments in accordance with WTAM’s payroll practice over three months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, those amounts shall begin to be paid in the second calendar year. In addition, if you elect COBRA insurance coverage, WTAM directly will pay to you COBRA Premiums for three months following the Date of Termination provided that WTAM’s payment obligation shall cease upon the expiration of your rights under COBRA or if you became reemployed and eligible for group health benefits. Notwithstanding the foregoing, if you breach any of the provisions contained in Paragraph 4, all payments under this Paragraph 8 shall immediately cease, but you shall be entitled to retain any payments made to you prior to any breach by you of the provisions of Paragraph 4.

If you initiate or otherwise participate in any arbitration proceeding against the Company to enforce the rights and entitlements granted to you pursuant to this Paragraph 8 and you substantially prevail in such a proceeding, you shall be entitled to recover from the Company all of your costs of enforcement, including reasonable attorney’s fees and expenses.

9. Change of Control Severance. The provisions of this Paragraph 9 shall apply in lieu of, and expressly supersede, the provisions of Paragraph 7 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within eighteen months after the occurrence of a Change of Control (as defined below). Upon a Post-Change of Control Termination, and provided you (I) enter into, do not revoke, and comply with the Release and (II) you comply with the Twelve-Month Restrictive Covenant (provided that you shall not be obligated to comply with the Twelve-Month Restrictive Covenant following the one year anniversary of the Date of Termination), WTAM will pay, in the manner set forth below, as severance to you (or in the case of your subsequent death, the legal representative of your estate or such other person or persons as you shall have designated by written notice to WTAM):

(i) the sum of (A) 1.75 times the Annual Base Salary; (B) an amount determined by multiplying the Average Cash Incentive Compensation by the fraction obtained by dividing the number of days employed by the Company during the Termination Year by 365, and (C) 1.75 times the Average Cash Incentive Compensation. The amounts in this Paragraph 9(i) shall be paid in a lump sum on the first payroll date following the 30th day after the Date of Termination if permissible under Section 409A of the Code without being subject to additional tax, penalty or surcharge under Section 409A of the Code (it being understood that if a lump sum payment is not permissible thereunder, the amounts under this Paragraph 9(i) shall be paid in the same schedule as set forth in Paragraph 7 above);

(ii) you shall be entitled to accelerated vesting of any unvested portion of any time-based equity award that would have vested in the twenty-one-month period following the Date of Termination as if no termination had occurred; and

(iii) If you elect COBRA insurance coverage, WTAM directly will pay to you COBRA Premiums for twenty-one months following the Date of Termination, provided that WTAM’s payment obligation shall cease upon the expiration of your rights under COBRA or if you became reemployed and eligible for group health benefits.

Furthermore, the Company agrees to maintain, for a period of at least six years after your termination, directors’ and officers’ liability insurance insuring you (in your capacity as an officer and/or director) and other officers and directors, with a limit of liability not less than the aggregate of the respective amounts set forth in the policy or policies maintained by the Company immediately prior to the Change of Control.

Notwithstanding the foregoing, if you breach any of the provisions contained in Paragraph 4, all payments under this Paragraph 9 shall immediately cease, but you shall be entitled to retain any payments made to you prior to any breach by you of the provisions of Paragraph 4. However, if you shall breach the provisions of Paragraph 4(c), the Company shall be entitled to recover from you a pro-rata portion of the payments made to you under this Paragraph 9 that corresponds to the proportionate period of time that you were in breach of Paragraph 4(c).

If you initiate or otherwise participate in any arbitration proceeding against the Company to enforce the rights and entitlements granted to you pursuant to this Paragraph 9 and you substantially prevail in such a proceeding, you shall be entitled to recover from the Company all of your costs of enforcement, including reasonable attorney’s fees and expenses.

10. Definitions.

(a) “Cause” shall mean any one or more of the following acts or omissions by you:

(i) the willful and continued failure to (A) materially perform your duties and obligations under this letter or (B) to carry out specific legal and lawful directions of a senior officer or the Board of Directors of the Company (in each case other than by reason of Disability);

(ii) the material breach of any provision of this letter (including a breach of the representations and warranties made by you in Paragraph 5 of this letter);

(iii) the material failure to comply with the written policies or rules of the Company;

(iv) the commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence;

(v) the commission of any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct against the Company; or

(vi) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

Notwithstanding the foregoing, cause shall not be deemed to exist for a reason specified in clauses (i)(A) or (ii) above unless you have been given written notice setting forth in reasonable detail the act, omission or failure of, or breach by, you and a period of at least 10 days after such notice to cure all of such acts, omissions, failures or breaches, and such shall not have been cured within such 10-day period; provided, further, that WTAM shall not be required to give notice and an opportunity to cure for a reason specified in clauses (i)(A) or (ii) if you have committed the same or substantially similar acts, omissions, failures or breaches and WTAM has previously given you notice of and an opportunity to cure the same.

(b) “Change of Control shall mean (i) the acquisition by any “person” (as defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than a stockholder of the Company that, as of the date of this letter, is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding voting securities of the Company, of more than 50% of the combined voting power of the then outstanding voting securities of the Company; (ii) the sale by the Company of all, or substantially all, of the assets of the Company to one or more purchasers, in one or a series of related transactions, where the transaction or transactions require approval pursuant to Delaware law by the stockholders of the Company; or (iii) any occurrence of a Sale Event within the meaning of WTI’s 2016 Equity Plan.

(c) “Disability” shall mean the earlier to occur of either of the following events:

(i) you, because of physical or mental disability or incapacity, are unable to perform your obligations to, or duties for, the Company pursuant to this letter on a full-time basis for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days; or

(ii) the determination by a physician selected by WTAM, duly licensed in New York with a medical specialty appropriate for such determination (which determination shall be binding and conclusive for the purpose of this Paragraph 10), that you are either physically or mentally, permanently disabled or incapacitated or otherwise so disabled or incapacitated that you will be unable to perform your obligations to, or duties for, the Company pursuant to this letter for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days. Your failure to submit to an examination of a physician under this Paragraph 10 shall automatically result in a determination of disability hereunder.

(d) “Good Reason” shall mean that you have complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties (except in connection with a reasonable diminution in connection with Disability); (ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location of the principal place to which you provide services to the Company, not including work-related travel or short-term assignments; or (iv) the material breach of this letter by the Company. For purposes of this letter, “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “good reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the good reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the good reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the good reason condition during the Cure Period, good reason shall be deemed not to have occurred.

(e) “Involuntary Termination” means (A) your termination by WTAM other than due to: (i) your death, (ii) your Disability or (iii) your termination by WTAM for “Cause;” or (B) your resignation from your employment for “Good Reason.”

(f) “Post-Change of Control Termination” means your termination by the Company without Cause or by you for Good Reason within 18 months after a Change of Control.

11. Section 409A.

(a) Anything in this letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this letter on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this letter shall be provided by the Company or incurred by you during the time periods set forth in this letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this letter constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) The parties intend that this letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Section 280G.

Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, in the event that:

(a) the aggregate payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this letter or otherwise that are deemed to be “parachute payments” within the meaning of Section 280G of the Code or any successor thereto (“Change of Control Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code (or any successor provision thereto); and

(b) if such Change of Control Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code or (any successor provision thereto); and

(c) (i) the Non-Triggering Amount less the product of the aggregate marginal rate of any applicable federal, state and local income taxes times the Non-Triggering Amount would be greater than (ii) the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the aggregate amount of tax required to be paid by you thereon by Section 4999 of the Code (or any successor provision thereto) and any similar excise tax imposed by state or local law and further minus (y) the product of the Change of Control Benefits times the aggregate marginal rate of any applicable federal, state and local income taxes; then

(d) the Change of Control Benefits shall be reduced to the Non-Triggering Amount. In such event, the Aggregate Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

13. Agreement to Arbitrate. You and the Company agree that all disputes between you and the Company will be resolved by arbitration as set forth on Appendix B annexed hereto, except as otherwise provided in Appendix B.

14. Miscellaneous. You understand and agree that your employment by WTAM is on at “at will” basis, subject to WTAM’s obligations to pay severance as provided herein. You shall be subordinate to and report directly to officers of WTAM and WTI (or, as may be indicated, to the WTI Board) set forth on Appendix A. You will be entitled to four weeks paid vacation per year to be accrued on a pro rata basis and you will be entitled to participate in all of the employee benefit plans provided by WTAM subject to the terms and conditions of those programs.

The Company agrees that you shall be permitted to continue to serve as a member of the board of directors of Barton Mines Corporation (a family-owned company) and ITG (a NYSE: listed company). This letter, together with the 2016 Equity Plan and the Restricted Stock Agreement (as amended herein), and the Indemnification

Agreement with WTI dated as of the date set forth on Appendix A, set forth all of the terms relating to your employment by WTAM, and supersede all prior agreements, whether written or oral, including without limitation any prior employment agreement.

A signature received via facsimile or PDF will be deemed an original for all purposes.

The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

All payments made by the Company to you shall be made net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing herein or otherwise shall be construed to require the Company to minimize tax consequences to you.

This letter shall be governed by, and construed in accordance with, the internal laws of New York without regard to principles of conflicts of law.

This letter may not be modified or amended, nor may any term or provision be waived unless such modification, amendment or waiver is in writing and signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

Please indicate by your signature below your agreement with the terms set forth above.

Sincerely,

WISDOMTREE ASSET MANAGEMENT, INC.

By:	/s/ Peter M. Ziemba
Peter M. Ziemba, Chief Administrative Officer

AGREED AND ACCEPTED:

/s/ R. Jarrett Lilien

R. JARRETT LILIEN

Solely to confirm its agreement to the provisions of Paragraph 3:

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Peter M. Ziemba
Peter M. Ziemba, Chief Administrative Officer

Appendix A to Employment Letter dated November 27, 2017

Executive: R. Jarrett Lilien

Introductory Paragraph:

WTAM: Executive Vice President-Emerging Technologies

WTI: Executive Vice President-Emerging Technologies

After the Assumption of Control of AdvisorEngine, Inc. (if ever) by WTI: You shall serve as Chief Executive Officer of Advisor Engine, Inc.

Paragraph 1: $300,000

Paragraph 14: Chief Executive Officer

Paragraphs 4(j) and 14: Indemnification Agreement dated April 26, 2011

Appendix B to Employment Letter dated November 27, 2017

1) Agreement to Arbitrate. You and the Company recognize that differences may arise between them during or following your employment by WTAM. You understand and agree that by entering into this letter, you anticipate the benefits of a speedy, impartial dispute-resolution procedure of any such differences. As used in this Appendix Band its subparts, the “Company” shall have the meaning as described in the letter and all successors and assigns of any of them.

a) Arbitrable Claims.

i) ALL DISPUTES BETWEEN YOU (AND YOUR SUCCESSORS AND ASSIGNS) AND THE COMPANY (AND ITS DIRECTORS, OFFICERS, AGENTS AND SUCCESSORS AND ASSIGNS) RELATING IN ANY MANNER WHATSOEVER TO YOUR EMPLOYMENT BY WTAM OR TO THE TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL DISPUTES ARISING UNDER THIS LETTER, THE STOCK OPTION AGREEMENTS AND THE RESTRICTED STOCK AGREEMENTS (COLLECTIVELY, “ARBITRABLE CLAIMS”), SHALL BE RESOLVED EXCLUSIVELY BY BINDING ARBITRATION. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation (including but not limited to claims alleging unlawful harassment or discrimination in violation of Title VII and/or Title IX of the U.S. Code, of the Age Discrimination in Employment Act, of the Americans with Disabilities Act, of state statute, or otherwise), excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as provided in Paragraph 1(a)(ii) of this Appendix B, the Arbitrator (as defined below) shall decide whether a claim is an Arbitrable Claim. THE COMPANY AND THE EMPLOYEE HEREBY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

ii) Notwithstanding anything herein to the contrary, as provided in Paragraph 4(i) of the letter, the Company may enforce in court, without prior resort to arbitration, any claim concerning a material breach of any of the provisions of Paragraph 4 of the letter. Such court shall determine whether a claim for breach presented by the Company appropriately invokes the provisions of Paragraph 4.

iii) Notwithstanding anything herein to the contrary, as provided in Paragraph 4(j) of the letter, you may enforce in court, without prior resort to arbitration, any claim seeking indemnification pursuant to the terms of the Indemnification Agreement.

b) Arbitration Procedure.

i) American Arbitration Association Rules; Initiation of Arbitration; Location of Arbitration. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA Rules”), except as provided otherwise in this Appendix B. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six (6) months of the acts or omissions complained of. Any claim not initiated within this limitations period shall be null and void, and the Company and you waive all rights under statutes of limitation of different duration. The arbitration shall take place in New York, New York.

ii) Selection of Arbitrator. All disputes involving Arbitrable Claims shall be decided by a single arbitrator (the “Arbitrator”), who shall be selected as follows. The American Arbitration Association (“AAA”) shall give each party a list of eleven (11) arbitrators drawn from its panel of employment arbitrators (the “Name List”). Each party may strike up to six (6) names on the Name List it deems unacceptable, and shall notify the other party of the names it has stricken, within fourteen (14) calendar days of the date the AAA gave notice of the Name List. If only one common name on the Name List remains unstricken by the parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the Name List unstricken by parties, you shall strike one of the remaining names and notify the Company, within seven (7) calendar days of notification of the list of unstricken names. If, after you strike a name as set forth in the preceding sentence, there are still two or more unstricken names, the Company and you shall alternately strike names (with the Company having the next strike) and notify the other party of the stricken name within seven (7) calendar days, until only one remains. If no common name on the initial Name List remains unstricken by the parties, the AAA shall furnish an additional list or lists, and the parties shall proceed as set forth above, until an Arbitrator is selected.

iii) Conduct of the Arbitration.

(1) Discovery. To help prepare for the arbitration, you and the Company shall be entitled, at their own expense, to learn about the facts of a claim before the arbitration begins. Each party shall have the right to take the deposition of one (1) individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the Arbitrator so orders, upon a showing of substantial need. At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration.

(2) Authority. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall have the authority to award equitable relief, damages, costs and fees as provided by the law for the particular claim(s) asserted. The Arbitrator shall not have the power to award remedies or relief that a New York court could not have awarded. The Federal Rules of Evidence shall apply. The burden of proof shall be allocated as provided by applicable law. Except as provided in Paragraph 1(a)(ii) of this Appendix B, the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Appendix B, including but not limited to any claim that all or any part of any of this Appendix B is void or voidable and any assertion that a dispute between you and the Company is not an Arbitrable Claim. The arbitration shall be final and binding upon the parties.

(3) Costs. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. If the Arbitrator orders a stenographic record, the parties shall split the cost. Except as otherwise provided in Paragraph 1(b)(iii)(6) of this Appendix B, you and the Company shall equally share the fees and costs of the arbitration and the Arbitrator, and the reference to “the fees and costs of the arbitration and the Arbitrator” in the preceding sentence is not intended to include the fees and expense of either party’s legal counsel or other advisors, but only the fees and costs imposed on the parties by the AAA in connection with an arbitration conducted under the auspices of the AAA.

(4) Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the Arbitrator, and, if involved, the court and court staff. All documents filed with the Arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subparagraph concerning confidentiality.

(5) Enforceability. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Appendix B and to enforce an arbitration award. Except as provided above, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Appendix B.

(6) Limited Right to Attorney’s Fees and Expenses. You and the Company shall be entitled to an award in their favor by the Arbitrator that includes reimbursement for (i) their costs associated with the fees and costs of the arbitration and the Arbitrator within the meaning set forth in Paragraph 1(b)(iii)(3) of this Appendix B, and (ii) their reasonable attorney’s fees and expenses in the following circumstances:

You: As provided in Paragraph 4(j) of the letter.

You: As provided in Paragraphs 6, 7, 8 and 9 of the letter if you are the substantially prevailing party.

The substantially prevailing party: As provided in Paragraph 4(i) of the letter

Exhibit A to Employment Letter dated November 27, 2017

FORM OF RELEASE AGREEMENT

In consideration for the agreement by WisdomTree Asset Management, Inc. (“WisdomTree”) to provide R. Jarrett Lilien (“Employee”) with the severance payments (the “Severance”) set forth in the Employee’s letter agreement regarding his employment by WisdomTree dated November 27, 2017 (the “letter”), and for other good and valuable consideration as set forth therein, which Employee hereby acknowledges:

1.	Employee, on behalf of Employee and Employee’s heirs, representatives and assigns, hereby releases and discharges WisdomTree and the WisdomTree Trust and all of their respective subsidiaries, divisions and affiliated or related companies (collectively, the “Primary Releasees”), and all of the respective current and former directors, officers, stockholders, successors, assigns, agents, representatives and employees of each, and their members, trustees and attorneys(collectively, the “Secondary Releasees,” and, together with the Primary Releasees, the “Releasees”), of and from (i) any and all claims Employee ever had, now has, or may have in the future against one or more of the Primary Releasees regarding any matter arising on or before the Effective Date of this release, and (ii) of and from any and all claims Employee ever had, now has, or may have in the future against one or more the Secondary Releasees regarding any matter arising on or before the Effective Date of this release (but, with respect to this clause (ii), only to the extent that the matter relates to Employee’s employment by WisdomTree), including, without limitation, all claims regarding Employee’s employment with WisdomTree or the termination thereof, any claim for equitable relief or recovery of monies or damages, claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference, any tort, any claim for wages, any claim for breach of a fair employment practice law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the New York State Human Rights Law, the New York City Humans Rights Law, the New York Labor Law, workers compensation laws and any violation of any other local, state or federal law, ordinance or regulation, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. It is the understanding and agreement of the parties that the release provided by this sub-paragraph shall be a general release in all respects. Notwithstanding the foregoing, this Release does not extend to: (a) those rights that cannot be waived as a matter of law; (b) Employee’s right to claim entitlement to the Severance as set forth in the letter; or (c) Employee’s right to indemnification protections as officers and/or directors of WTI and/or any of the Releasees as arising under contract, statute, regulation, certificates of incorporation or comparable documents of formation, or by-laws or comparable documents of organization.

2.

Pursuant to and as a part of Employee’s complete, total release and discharge of the Primary Releasees as set forth in Paragraph 1 above, and as part of Employee’s limited release and discharge of the Secondary Releasees as set forth in Paragraph 1, Employee expressly agrees, to the fullest extent permitted by law, not to sue, file a charge, claim, complaint, grievance or demand for arbitration in any forum or to assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, charge, complaint, investigation or other proceeding of any kind which relates to (i) any matter that involves the Primary Releasees and that occurred on or before the Effective Date of this Release and (ii) any matter that involves the Secondary Releasees and relates to Employee’s employment by WisdomTree and that occurred on or before the Effective Date of this Release. Employee represents that Employee has not filed or initiated any such proceedings against any of the Releasees as of the Effective Date. Nothing in this Release shall be interpreted or applied to prohibit Employee from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that

Employee may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. Nothing in this Release shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local agency. Notwithstanding the foregoing, Employee agrees to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf with the EEOC or a comparable state or local agency. For the avoidance of doubt, this Release does not limit Employee’s right to receive an award for information provided to any government agency or entity other than the EEOC or a comparable state or local agency. Except as otherwise provided in this paragraph, Employee will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Releasees that in any way involves the allegations and facts that Employee could have raised against any member of the Releasees as of the date of this Release.

3.	If forty (40) years of age or older, Employee specifically releases all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to Employee’s employment and its termination.

4.	Employee acknowledges that Employee fully understands and agrees that this Release shall operate as a complete defense to any claim or entitlement which hereafter may be asserted by Employee against any and all of the Releasees for or on account of any matter or thing whatsoever arising out of or in any way based upon the circumstances, facts and events relating to Employee’s employment and separation from employment, or to any claim made by Employee against any of the Releasees arising from such circumstances, facts and events.

5.	Employee is specifically agreeing to the terms of this release because WisdomTree has agreed to pay Employee money to which Employee was not otherwise entitled under WisdomTree’s policies, and has provided such other good and valuable consideration as specified herein. WisdomTree has agreed to provide this money and other benefits because of Employee’s agreement to accept it in full settlement of all possible claims Employee might have or ever had against the Primary Releasees (and the Secondary Releasees as provided in Paragraph 1), and because of Employee’s execution of this Release.

6.	Employee acknowledges and agrees that in the event Employee breaches any continuing obligations pursuant to Paragraph 4 of the letter, WisdomTree may discontinue further Severance payments. For the avoidance of any doubt, even in such an event, Employee understands and agrees that this Release would remain in full force and effect.

7.	Employee acknowledges that Employee has read this Release in its entirety, fully understands its meaning and is executing this Release voluntarily and of Employee’s own free will with full knowledge of its significance. Employee acknowledges and warrants that Employee has had ample opportunity to consider the terms and provisions of the Release for at least twenty-one (21) days and that WisdomTree advised Employee to consult with an attorney prior to executing this Release. If forty (40) years old or older, Employee further acknowledges and agrees that Employee has seven (7) days after executing the Release to revoke Employee’s signature on the Release, and that the Release does not become valid until the eighth (8th) day after Employee signs the Release without revocation. If Employee wishes to revoke this Release, such revocation must be in a signed writing and must arrive at WisdomTree to the attention of the Director of Human Resources at 245 Park Avenue, 35th Floor, New York, NY 10167, within the seven (7) day revocation period.

Printed Name: ____________________________

Signature: _______________________________

Date: _________________________